Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Nicholas-Applegate Fund, Inc.:

We consent to the incorporation by reference, in this registration statement on Form N-1A, of our report dated February 26, 2007 on the statement of assets and liabilities of the Nicholas-Applegate Growth Equity Fund (the only series of the Nicholas-Applegate Fund, Inc., hereafter referred to as the “Fund”), including the portfolio of investments, as of December 31, 2006, and the related statement of operations, the statement of changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights and our reports thereon are included in the Annual Reports of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Financial Highlights” in the Prospectuses and “Other Service Providers” and "Financial Statements" in the Statement of Additional Information.

KPMG LLP

New York, New York

February 26, 2007